January 29, 2020

Mr. James P. Boyce
3750 Priority Way South Drive
Indianapolis, Indiana 46240

Re: *Amendment to Participation Agreement for the Executive Change in Control Severance Plan*

Dear Jim:

This letter agreement (this "Amendment") amends your Participation Agreement, dated as of April 24, 2017 (the "Participation Agreement"), issued under the Defenders, Inc. Executive Change in Control Severance Plan (the "Plan"). Subject to your execution and delivery of this Amendment and your ADT offer letter (separately provided to you), you will receive a one-time sign-on equity award yielding a hypothetical value of $2,200,000, assuming an ADT Inc. ("ADT") stock price of $11.00 per share, as approved by the Compensation Committee (the "Compensation Committee") of the Board of Directors of ADT. The grant date is expected to be February 3, 2020. The award value will be allocated between restricted stock units and stock options, and will generally vest in equal increments over a 3-year period. Stock options are granted with an exercise price equal to the closing price on the date of grant. You will receive more information about your awards detailing the terms and conditions after they have been granted and approved by the Compensation Committee. The Company's intent is to award half of the hypothetical value in the form of restricted stock units and half in the form of stock options, but in the Company's sole direction it may provide a greater percentage of the hypothetical value in the form of restricted stock units if the number of shares of ADT common stock underlying the stock options would otherwise exceed 3x the number of shares underlying the restricted stock units.

In consideration of the one-time sign-on equity award, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree, effective as of the date hereof, the Participation Agreement is amended as follows:

1. The following new subsections (c) – (f) shall be added to the sixth paragraph of the Participation Agreement as follows:

   "(c) Notwithstanding anything to the contrary in the Plan, for purpose of this Agreement, "**Cause**" means a Participant's (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Administrator, in its sole and absolute discretion, shall determine Cause.

   (d) Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement, "**Covered Period**" means the period of time beginning on January 6, 2020, and lasting through January 6, 2022.

JB 2/3/20

(e) Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement, the definition of "**Good Reason**" shall be deemed amended as follows:

(i) The following proviso will be added to the end of clause (a) after the word "proportions":

"; provided that the Participant's bonus program and metrics may be revised to be consistent with ADT's metrics so long as the Participant's target bonus opportunity (as a percentage of base salary) is unchanged"

(ii) The language in clause (c) shall be amended by replacing the words "this Agreement" with the words "the Plan."

(iii) The language in clause (d) shall be deleted in its entirety and replaced with the following language:

> "a material diminution in the Participant's authority, duties or responsibilities (other than temporarily while the Participant is Disabled or as required by applicable law), except that "Good Reason" shall not be deemed to occur as a result of (x) the Company becoming a subsidiary of an acquiring entity or (y) any change in the Participant's authority, duties or responsibilities, so long as the Participant continues in a substantially similar or greater role within the business of the Company as it may be integrated into the business of an acquiring entity or its affiliates, disregarding reporting relationship"

(iv) The last sentence of the "Good Reason" definition shall be amended it its entirety to read as follows:

> "In the event the Company fails to cure, the Participant will be deemed to have waived his right to terminate for Good Reason with respect to such grounds if the Participant does not separate from service within 30 days after the Company's deadline to cure has expired."

(f) A new subsection 8.06 shall be deemed added to Article VIII of the Plan as follows:

> "**Section 8.06 <u>Arbitration; Expenses</u>**. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Palm Beach County, Florida (or such other location as may be mutually agreed upon by the Company and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Participant's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association."

2/3/20

You acknowledge and agree that you have fully read, understand and voluntarily enter into this Amendment.

Except as specifically modified by this Amendment, this Amendment shall not constitute a waiver, amendment or modification of any term or condition of the Participation Agreement or Plan, and the provisions of the Participation Agreement and the Plan shall remain in full force and effect. On and after the date hereof, each reference in the Participation Agreement to "this Agreement," "herein," "hereof," "hereunder," or words of similar import shall mean and be a reference to the Participation Agreement as amended by this Amendment. Capitalized terms used, but not defined, in this letter have the meanings given to such terms in the Plan or the Participation Agreement.

This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana without regard to the conflict of laws principles hereof. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date hereof. Please sign and date below and return this Agreement to the Company's General Counsel by February 3, 2020.

Sincerely,

ADT Inc.

By:____________________ Name:
Title:

Accepted and Agreed:

By: ____________________
James R. Boyce

Date: 2-3-20

JB 2/3/20